EXHIBIT p.6

(LOGO) AIMR(SM)                         CODE OF ETHICS AND
Association for Investment              STANDARDS OF
Management and Research                 PROFESSIONAL CONDUCT
                                        as amended and restated May 1999

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                               THE CODE OF ETHICS

Members of the Association for Investment Management and Research shall:

o Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.

o Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.

o Strive to maintain and improve their competence and the competence of others in the profession.

o Use reasonable care and exercise independent professional judgment.

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                        STANDARDS OF PROFESSIONAL CONDUCT

STANDARD I:  FUNDAMENTAL RESPONSIBILITIES

Members shall:

A. Maintain knowledge of and comply with all applicable laws, rules, and regulations (including AIMR's Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.

B. Not knowingly participate or assist in any violation of such laws, rules, or regulations.

STANDARD II:  RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION

A. Use of Professional Designation.

     1. AIMR members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

     2. Those who have earned the right to use the Chartered Financial Analyst designation may use the marks "Chartered Financial Analyst" or "CFA" and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.

     3. Candidates in the CFA Program, as defined in the AIMR Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

B. Professional Misconduct.

     1. Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

     2. Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

     3. Prohibition against Plagiarism. Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III:  RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER

A. Obligation to Inform Employer of Code and Standards. Members shall:

     1. Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary actions for violations thereof.

     2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

B. Duty to Employer. Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C. Disclosure of Conflicts to Employer. Members shall:

     1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

     2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D. Disclosure of Additional Compensation Arrangements. Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.

E. Responsibilities of Supervisors. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures designed to detect and prevent such violations.

STANDARD IV:  RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PROSPECTS

A. Investment Process.

     A.1 Reasonable Basis and Representations. Members shall:

          a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

          b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

          c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

          d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

     A.2  Research Reports. Members shall:

          a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

          b.   Distinguish between facts and opinions in research reports.

          c. Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

     A.3 Independence and Objectivity. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

B. Interactions with Clients and Prospects.

     B.1 Fiduciary Duties. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients' interests before their own.

     B.2 Portfolio Investment Recommendations and Actions. Members shall:

          a. Make a reasonable inquiry into a client's financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstance.

          b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.

          c. Distinguish between facts and opinions in the presentation of investment recommendations.

          d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

     B.3 Fair Dealing. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

     B.4 Priority of Transactions. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on the recommendation before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial Owner" if the member has

          a.   a direct or indirect pecuniary interest in the securities;

          b. the power to vote or direct the voting of the shares of the securities or investments;

          c. the power to dispose or direct the disposition of the security or investment.

     B.5 Preservation of Confidentiality. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless the member receives information concerning illegal activities on the part of the client, prospect or employer.

     B.6 Prohibition against Misrepresentation. Members shall not make any statements, orally or in writing, that misrepresent

          a. the services that they or their firms are capable of performing;

          b. their qualifications or the qualifications of their firm;

          c. the member's academic or professional credentials.

          Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

     B.7 Disclosure of Conflicts to Clients and Prospects. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the member's ability to make unbiased and objective recommendations.

     B.8 Disclosure of Referral Fees. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V.  RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE INVESTING PUBLIC.

A. Prohibition against Use of Material Nonpublic Information. Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

B.   Performance Presentation.

     1. Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

     2. If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

                         WEDGE Capital Management L.L.P.
                        Personal Security Trading Policy
                Effective October 1, 2002 (Revised July 28, 2005)


I.   Introduction

     A. Individuals and Entities Covered by the Policy All WEDGE partners and employees are required to abide by the policy.

     B.   Fiduciary Duty
          The purpose of this policy is to promote compliance with the following principles:
          1.   To place the interests of our clients first at all times;
          2. Personal securities transactions are to be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;
          3. WEDGE personnel will not take inappropriate advantage of their positions. Information concerning WEDGE trading activity must be kept confidential except when disclosure is required on a professional basis; and
          4. To help prevent the use of inside information in stocks we may trade, and also help eliminate potential conflicts of interest, no employee or partner or spouse of either is allowed to be a director of a public company without prior Management Committee approval. WEDGE has separate policies concerning material inside information, the acceptance of gifts from either brokers or companies, and Security Trading Procedures in regard to customer accounts we manage.

          Doubtful situations should be resolved in favor of WEDGE's clients. Technical compliance with the Policy's procedures will not automatically insulate from scrutiny certain securities transactions that indicate an abuse of fiduciary responsibility.

II.  Personal Securities Transactions

     A.   Required Authorizations
          All partners and employees are required to receive authorization from WEDGE before trading occurs in accounts in which they have sole or shared Investment Control (see section V. Definitions). It is assumed that you have Investment Control over all accounts registered jointly with your spouse. Personal security transactions of equities and bonds, including Initial Public Offerings (IPOs) and private placements (except those listed in section II.C) require prior approval from a Security Trade Compliance Committee (STCC) member (see section II.D.). Duplicate confirmations for all trades placed in accounts with Investment Control must be sent directly to WEDGE (see section III. A.).

     B.   Required Reporting Only
          For those accounts in which a partner or employee has a Beneficial Interest (see section V. Definitions), but does not exercise sole or shared Investment Control, prior authorization is not required. However, duplicate confirmations are required for reporting purposes.

     C.   Securities Exempt from Approval
          No authorization will be needed to do personal trades in the following securities:
          1. All equities which have a market capitalization of $20 million or less and which are not currently owned by WEDGE, based upon actual shares outstanding, or options representing companies with $20 million or less in market capitalization, excluding (IPOs).
          2. All preferred stock issues which are not convertible under any circumstances.
          3. All vehicles related to a major industry group or on a market average, in the form of futures, options, unit trusts and exchange traded funds (ETFs) are exempt.
          4.   All mutual funds not managed by WEDGE.
          5.   All commodities.
          6.   All tax exempt Municipal Bonds.
          7. All Corporate Bonds with a below investment grade rating by at least two rating agencies, and which are not convertible under any circumstances.
          8. All high quality short-term debt instruments with a maturity at issuance of less than 366 days which are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.
          9. All foreign securities which are not traded in any form on US Exchanges.
          10. All unit trusts which represent either a commodity or fixed income securities.
          11.  All U.S. Government & Agency Securities, including:
               a.   Direct Obligations of the U.S. Government
                    1.   T-bills, Notes and Bonds
                    2.   Strips - principal and income
                    3.   FICO - Financing Corp.
                    4.   GTC - Gov't Trust Certificates
               b.   Indirect Obligations of the U.S. Government
                    1.   RFCO - Resolution Financing Corp.
                    2.   TIGERS - Treasury Investment Growth Receipts
                    3.   CATS - Continuously Accruing Treasury Securities
                    4.   FFCB - Federal Farm Credit Bk. (Discount Notes & Bonds)
                    5.   FHLB - Federal Home Loan Bk. (Discount Notes & Bonds)
                    6.   FNMA - Federal Nat'l Mtge. Assoc. (Discount Notes &
                         Bonds)
                    7. FHLMC - Federal Home Loan Mtge. Corp. (Discount Notes & Bonds)
                    8. SLMA - Student Loan Marketing Assoc. (Discount Notes & Bonds)
                    9. WB - World Bank (Discount notes and bonds, backed by the 7 major industrialized countries)
                    10. IBRD - Intl. Bk. for Reconstruction & Development (backed by 7 major industrialized countries)
                    11.  IADB - Inter-American Development Bank
               c.   Mortgage-Backed Securities
                    1.   GNMA - PACS, VADM's & CMO's
                    2.   FHLMC - PACS, VADM's, CMO's
                    3.   FNMA - PACS, VADM's, CMO's

          12. Purchases through an automatic dividend reinvestment plan and purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class are exempt from the approval process.
          13.  Mergers are exempt from the approval process.

     D.   Approval Process

          Please see the flowchart at Exhibit 1, which outlines the approval process and blackout periods.

          1. The person wishing to place a trade should first determine whether or not the trade requires approval by reviewing the list of excluded transactions above. If required, the person shall fill out a Personal Trade Form (PTF), which is located at Exhibit
               2. The PTF will then be given to a member of the STCC for approval. Approval should be sought from Katie Cihal, Brad Horstmann, Cassie Taylor, Linda Matney or Mike James. In no case will anyone be allowed to sign his or her own approval form. If the trade is approved, one copy will be given to the originator, and one retained by WEDGE.

          2. For every trade not approved, the PTF will be returned to the originator with an explanation why the trade wasn't allowed. If the originator thinks the trade should be allowed, the person needs to complete a new PTF and have two authorized individuals approve the form after indicating to them why the PTF wasn't approved in the first place.

          3. Good-till-canceled (GTC) orders may not be approved if they could cause a potential conflict. For example, an order by an employee to purchase an issue on a WEDGE Buy List should be executed promptly, as opposed to using a GTC limit type order, which may take days or weeks to be filled and potentially conflict with a transaction for a WEDGE customer. Generally, GTC orders will be limited to the approval day and the following two days.

          4. An analyst's absence from the office will not preclude a personal trade from being approved.

     E.   Blackout Periods

          This section describes additional rules which need to be applied as needed, in conjunction with all other rules and procedures.

          1.   Trades Subject to One-Day Blackout Period
               Partners and employees are not allowed to conduct trades of personal securities on the same day that WEDGE trades the same securities for our clients. (Does not apply to rebalance transactions in which fewer than half of WEDGE's designated accounts are involved.)

          2.   Trades Subject to Five-Day Blackout Period
               a. Partners and employees are not allowed to buy a security that WEDGE anticipates buying for its clients within the next 5 business days.
               b. Partners and employees must also refrain from purchasing a security that WEDGE has sold for our clients within the last 5 business days.

          3.   Trades Subject to Indefinite Blackout Period
               a. In general, personal sales of stocks and related securities that are also held in client accounts are discouraged. A personal sale may occur if the following three conditions are met:
                    1. There are no client buy or sell orders pending for the related stock.
                    2. Along with the PTF, a letter is submitted explaining the reason for the sale.
                    3. The sale is approved by 3 "uninvolved" authorized individuals.

          4.   Blackout Exceptions
               a.   QVM Portfolio stocks
                    Stocks, and related convertibles and options, held in WEDGE clients' QVM accounts may be bought or sold on any day except those on which QVM transactions are being made.

               b.   Tender Offers
                    Exceptions to the waiting period for sales would be a tender offer, or the sale of rights. Tender offers need to be treated the same as a sale, so that an approval form may or may not be required.

               c.   Initial Public Offerings
                    Purchases of any shares in an IPO are prohibited if the security is an equity or a security convertible into an equity.

     F.   Options Trading Guidelines
          1. Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small or Micro Cap portfolios.

          2. If an analyst who recommends purchase of a stock in a WEDGE Large, Mid, Small or Micro Cap portfolio has an option position on the stock he/she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

          3. If an employee or partner, other than the analyst recommending purchase of a stock for WEDGE clients, has an option position relating to a stock recommended for purchase in Large, Mid, Small or Micro Cap portfolios, the employee or partner is frozen in that option position until one week after the stock purchase is completed for all relevant WEDGE clients. After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date. If the option expiration date occurs during the blackout period, the employee or partner may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

          4. If an employee or partner has a "written" position exercised during a blackout period, this exercise is out of the employee's or partner's control, so there will be no approval required. However, the stock transaction in any option exercise needs to be documented on a PTF. In this case approval will normally be granted after the exercise. A PTF does not need to be filled out for the option when an option expires unexercised or is exercised.

     G.   Gifts of Securities
          Gifts of securities will generally be treated according to the same procedures as for a sale of the particular security. Like a sale, gifts of stock not held in WEDGE accounts may be made at anytime other than the final day of selling for WEDGE clients. However, unlike a sale, even if the stock is held in WEDGE's accounts, it may be gifted to a nonprofit organization (charitable, educational, religious, etc.) provided that the employee or partner making the gift gains no direct or indirect Beneficial Interest. Approval will be granted only if there are no orders on the trading desk and no orders are anticipated for that particular security. The organization to whom the gift is being made should be clearly identified on the PTF form. A confirmation is not required to be matched with the PTF form.

III. Reporting Requirements

     A.   Duplicate Confirmations
          In order to properly audit transactions, partners and employees must arrange for the direct mailing of all confirmations for all investment accounts in which they possess sole or shared Investment Control and or Beneficial Interest to the following address:

                           WEDGE Capital Management
                           STCC FILE
                           301 S. College Street, Suite 2920
                           Charlotte, North Carolina 28202-6002

          A form letter, which can be used for this purpose, is located at
          Exhibit 3. If confirmations can't be sent directly, the STCC members will approve an alternate procedure.

     B.   Quarterly Trading Attestation
          On a quarterly basis, all partners and employees are required to affirm that WEDGE has received confirmation of all applicable trading activity or that no applicable trading activity took place. A sample attestation request and response is located at Exhibit 4. Responses are due no later than the final day of the month following the end of each quarter. This procedure will help to ensure that WEDGE receives duplicate confirmations for all trades.

     C.   Annual Personal Security Ownership Form (APSOF) - Exhibit 5
          All partners and employees need to submit a list of all personal marketable securities held as of each December 31 and the other information contained on the APSOF to a designated STCC member by January 31st each year. The list should include any securities in which the employee or partner has sole or shared Investment Control and or Beneficial Interest. The listing may come directly from the custodian or it may be provided by the employee or partner. Exclude all bank type deposits, all mutual funds and high quality debt due in less than 366 days as defined in section II.C.8.

     D.   New Accounts
          Partners and employees must disclose to WEDGE when a new account has been opened in which he or she has Investment Control or Beneficial Interest. The New Account Report at Exhibit 6 should be filled out and given to an STCC member. Additionally, duplicate confirmations should be sent to WEDGE. A form letter, which can be used for this purpose, is located at Exhibit 3.

     E.   New Employees
          All new employees joining WEDGE need to furnish WEDGE with a list of personal marketable security holdings as defined in the paragraph above as of the date employment commences. This list needs to be furnished within 10 days of starting employment and be reported on the APSOF. These forms will be treated by the STCC in a similar manner to those forms submitted by current employees.

     F.   Exemptions
          1. Accounts that are coded to only allow trades in commodities or mutual funds (not managed by WEDGE) are exempt from the requirements of this Policy. They do not require pre-approval, they do not need to be reported on the Annual Security Ownership Form (APSOF), and duplicate confirmations are not required. However, the STCC may occasionally ask for verification on the trading restrictions for any accounts for which confirmations are not sent directly to WEDGE.

          2. Although exceptions will rarely be granted, the STCC may exempt specific accounts from the requirements of this Policy on a case by case basis if a partner or employee can provide the STCC with satisfactory assurances that the arrangement provides negligible opportunity for abuse. A partner or employee may request exempt status for a particular account(s) by completing the Request for Account Exemption form located at Exhibit 7.

IV.  Review Procedures

     A.   Personal Trading Confirmation Review
          On a regular basis an STCC member or members will review the duplicate confirmations received to ensure there is a PTF for every confirmation which requires pre-approval, and then staple the two corresponding forms together to be filed for retention. All other confirmations need to be initialed if no PTF was required. Persons requesting or approving the trade authorization may not perform the audit of the confirmation.

     B.   Quarterly Attestation Review
          On a quarterly basis, all employees and partners will receive a Quarterly Attestation. A member of the STCC will collect the attestations to ensure all employees and partners have completed them in a timely manner.

     C.   Annual Personal Security Ownership Form (APSOF) Review
          On a yearly basis a member or members of the STCC will review APSOFs to ensure that WEDGE has received an APSOF from each employee and partner in a timely manner. Also, the APSOFs will be reviewed for any potential conflict of interest in a security.

     D.   Violations
          Any technical violations with an inconsequential impact on WEDGE clients will be explained to the individual at fault with the goal of achieving strict adherence to our policy. Any matters of a more severe nature must be brought before the full STCC, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Note that disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

     E.   Supervision
          All actions taken and summaries of periodic reviews will be communicated to the firm's Management Committee.

     F.   Record Retention
          All documents obtained in conjunction with this policy will be maintained for a minimum of five years.

V.   Definitions

     A.   Security Trade Compliance Committee (STCC)
          This committee is appointed by WEDGE Partners with members to serve until removed. Current members are Katie Cihal, Brad Horstmann, Cassie Taylor, Linda Matney and Mike James.

     B.   Applicable Trades
          All trades placed by a WEDGE employee or partner, and all trades placed by another party in any account in which a WEDGE employee or partner has sole or shared Investment Control require pre-authorization and need to comply with the reporting requirements contained in this policy. All trades placed in accounts in which the employee or partner possesses a Beneficial Interest are subject to the reporting requirements contained in this policy but are not required to receive pre-authorization.

     C.   Applicable Securities
          Marketable securities (excluding all mutual funds not managed by WEDGE, and all high quality short-term debt as defined in section II.C.8.) must be reported on confirmations sent to WEDGE and need to be listed at year-end. Of these securities some will require pre-approval, while others will require no authorization (as listed in section II.C.). Transactions in commingled trust funds, futures and non-marketable investments such as bank accounts, certificates of deposit, and closely held securities need not be disclosed.

     D.   Beneficial Interest
          The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

          A partner or employee is presumed to have a beneficial interest in the following:
          1.   securities owned individually or jointly;
          2. securities owned by Immediate Family members who reside in the partner's or employee's household; and
          3. securities in which Immediate Family members, who reside in the partner's or employee's household, exercise Investment Control.

          Any uncertainty as to whether a partner or employee has a Beneficial Interest should be brought to the attention of the STCC.

     E.   Immediate Family
          Immediate Family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws. Immediate Family also includes adoptive relationships and other relationships (whether or not recognized by law) that the STCC determines could lead to possible conflicts of interest or appearances of impropriety.

     F.   Investment Control
          Persons are deemed to have Investment Control in brokerage accounts in which he or she has authority to place a trade or is an investment decision-maker for the account.

          Any uncertainty as to whether a person has Investment Control should be brought to the attention of the STCC.

                         WEDGE Capital Management L.L.P.
                        Personal Security Trading Policy
              Effective October 1, 2002 (Revised December 13, 2004)

                                Reporting Summary

The purpose of this summary is to provide partners and employees with a quick reference guide to comply with the pre-approval and reporting requirements of the Personal Security Trading Policy. This summary is intended for use in conjunction with the entire policy.

---------------------------- ------------------------------ -------------------------- ------------------------------------------
    Required Reporting             Responsibilities                 Timeframe                         Exclusions
---------------------------- ------------------------------ -------------------------- ------------------------------------------
Personal Trade Form (PTF)    o  Complete the PTF            o  Prior to                o  A security w/ market cap =< $20
                               and obtain approval before     placing an order.          mil, which WEDGE does not own
                               placing an order to trade    o  Certain                 o  Mutual Funds
                               a marketable security in       Blackout Periods         o  Tax Exempt Municipal Bonds
                               an account in which you        apply. (See section      o  Most US Government Securities
                               have Investment Control.       II.E.).                  o  Futures, Options or Unit Trusts
                               (See section V.                                           related to major industry groups or
                               Definitions).                                             market averages
                                                                                       o  Non-convertible Corporate Bonds
                                                                                         w/ < than investment grade rating by 2
                                                                                         agencies
                                                                                       o  Accounts w/o Investment Control
                                                                                       o  And others as listed in the
                                                                                         policy
---------------------------- ------------------------------ -------------------------- ------------------------------------------

Duplicate Confirmations      o  Must be sent                o  Confirmations           o  Accounts coded only to hold
                                directly to WEDGE from         should be sent after       mutual funds, high-quality short-term
                                broker for all trades in       each trade.                debt, and non-marketable investments
                                accounts with Investment                                  such as bank accounts, CDs and
                                Control and or Beneficial                                 closely held securities are not
                                Interest.                                                 required to send duplicate
                                                                                          confirmation.
---------------------------- ------------------------------ -------------------------- ------------------------------------------

Quarterly Attestation        o  Confirm that WEDGE          o  Due no later            o  None.
                                received all confirms in       than the last day of
                                accounts with Investment       the month after the
                                Control and or Beneficial      end of each calendar
                                Interest or that there         quarter.
                                have been no applicable
                                trades during the quarter.
---------------------------- ------------------------------ -------------------------- ------------------------------------------

Annual Personal Security     o  Provide a listing           o  Due by January          o  Mutual funds, high-quality
Ownership Form (APSOF)         of securities in each          31st each year.            short-term debt, and non-marketable
                               brokerage account in which   o        Within 10 days      investments such as bank accounts,
                               you have Investment            of employment.             certificates of deposit and closely
                               Control and or Beneficial                                 held securities need not be reported
                               Interest.  (See section V.                                in the listing of securities held.
                               Definitions).
---------------------------- ------------------------------ -------------------------- ------------------------------------------


                                                                                                                           Exhibit 1
Start ---------------------->Employee wishes to trade
                             a security.------------------->Is authorization required------Yes------->Personal Trade Form
                                                                      |                               (PTF) must be filled out.
                                                                      |                                          |
Authorization is NOT Required for:                                    |                                          |
o  Market Cap = $20 mil or less, unless                               |                                          |
   owned by WEDGE                                                     |                                          V
o  Mutual Funds                                                       |                               Submit PTF to an STCC
o  Tax Exempt Municipal Bonds                                         |                               Member:
o  Most US Gov't Securities                                           |
o  ETFs, Futures, Options or Unit Trusts                              |                               o  KC, BH, CT, LM & MJ
   related to major industry groups or  ------------------------------No                                         |
   mkt averages                                                                                                  |
o  Non-convertible Corporate Bonds w/                                                                            |
   < than investment grade rating by 2                                                                           |
   agencies                                                          --------------------------------------------
o  Any others are listed in the polity                               V
                 |                                          Has WEDGE traded
                 |                                          the security on the -----------Yes--------Was the trade due to
                 V                                          same day?                                 rebalancing that
   Employee may perform the                                                                           involved more than
   trade without further                                                                              half of client accts--Yes
   approval.                                                                                                      |         |
                                                                                                                  |         |
                                                                      No ---------------------------------------- No        |
                                                                      |                                                     |
                                                                      V                                                     |
                                                            Does WEDGE anticipate                                           |
                                                            buying within the -------------Yes--------Does PTF indicate     |
                                                            next 5 business days?                     Buy? -----------------Yes
                                                                                                                  |         |
                                                                                                                  |         |
                                                                      No -----------------------------------------No        |
                                                                      |                                                     |
                                                                      V                                                     |
                                                            Has WEDGE sold the                                              |
                                                            security within the -----------Yes------->Does PFT indicate     |
                                                            last 5 business                           Buy? -----------------Yes
                                                            days?                                                 |         |
                                                                                                                  |         |
                                                                      No -----------------------------------------No        |
                                                                      |                                                     |
                                                                      V                                                     |
                                                            Does WEDGE hold the                                             |
                                                            security in client ------------Yes------->Does PTF indicate     |
                                                            accounts?                                 Sell? ----------------Yes
                                                                      |                                           |         |
                                                                      |                                           |         |
                                                                      No                                          No        |
                                                                      |                                           |         |
                                                                      |                                           |         V
Approve<-----------------------------------------------------------------------------------------------------------     Disapprove
   |                                                                                                                        |
   |                                                                                                                        |
   |                                                                                                                        |
    ---------------------------------------------------------------->End<---------------------------------------------------

                         WEDGE Capital Management L.L.P.
                             Insider Trading Policy
                             Revised October 5, 2004


SECTION I:  POLICY STATEMENT ON INSIDER TRADING

WEDGE Capital Management, L.L.P. (WCM) forbids any partner or employee from trading either personally or on behalf of others, including mutual funds (if any) and private accounts managed by WCM, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." WCM's policy applies to every partner and employee and extends to activities within and outside their duties at WCM. Any questions regarding this policy should be referred to a compliance officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1. trading by an insider, while in possession of material nonpublic information, or

     2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3.   communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, WCM may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information one should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Basis for Liability

Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g. attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

However in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation Theory

Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

| |  civil injunctions

| |  treble damages

| |  disgorgement of profits

| |  jail sentences

| | fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

| | fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by WCM, including dismissal of the persons involved. Please see WCM's Disciplinary Policy.

SECTION II:  IMPLEMENTATION PROCEDURES

The following procedures have been established to aid the partners and employees of WCM in avoiding insider trading, and to aid WCM in preventing, detecting and imposing sanctions against insider trading. Every partner and employee of WCM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Insider Information

Before trading for yourself or others, including investment companies or private accounts managed by WCM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     1. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     2. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

     1. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by WCM.

     2. Do not communicate the information inside or outside WCM, other than to a compliance officer.

     3.   Report the matter immediately to a compliance officer.

     4. After one of the compliance officers has reviewed the issue, he or she will decide if the Management Committee should be consulted. Shortly thereafter you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

SECTION III:  SUPERVISORY PROCEDURES

Prevention of Insider Trading

To prevent insider trading, WCM should:

     1. provide, on a regular basis, an educational program to familiarize partners and employees with WCM's policy and procedures,

     2.   answer questions regarding WCM's policy and procedures,

     3. resolve issues of whether information received by a partner or employee of WCM is material or nonpublic,

     4. review on a regular basis and update as necessary WCM's policy and procedures,

     5. when it has been determined that a partner or employee of WCM has material nonpublic information,

          | | implement measures to prevent dissemination of such information, and

          | | if necessary, restrict partners and employees from trading the securities, and

     6. promptly review, and either approve or disapprove, in writing, each request of a partner or employee for clearance to trade in specified securities.

Detection of Insider Trading

The Personal Security Trading Policy has been designed to help detect instances of Insider Trading by requiring employee disclosure of all accounts in which he or she has a beneficial interest, pre-approval of trades in those accounts in which he or she has investment control and duplicate confirmations for those accounts in which he or she has a beneficial interest. For more information, please see the Personal Trading Policy.

Reports to Management Committee

Promptly, upon learning of a potential violation of WCM's Insider Trading Policy, a compliance officer should prepare a written report to the Management Committee providing full details and recommendations for further action.

On an annual basis, a compliance officer should prepare a written report to the Management Committee setting forth all instances of insider trading violations and recommended modifications, if any, to the Policy.

                         WEDGE Capital Management L.L.P.
                                 Privacy Policy
                             (Revised June 28, 2005)


BACKGROUND

In 2001, the Securities and Exchange Commission (SEC) adopted Regulation S-P, privacy rules promulgated under section 504 of the Gramm-Leach-Bliley Act. Under the Act, a financial institution must provide its customers with a notice of its privacy policies and practices, and must not disclose personal information about a consumer to nonaffiliated third parties unless the financial institution provides certain information to the consumer and the consumer has not elected to opt out of the disclosure. In 2005, the SEC amended Regulation S-P adding the "Disposal of Consumer Report Information" rule, in response to the need to secure consumer information from unauthorized access in an effort to decrease the risk of fraud or related crimes, including identity theft.

DEFINITIONS

Consumer - an individual (and his or her legal representative) who obtains, from a financial institution, financial products or services that are to be used primarily for personal, family, or household purposes. An investor who provides personal information to a financial institution (whether orally or in writing) in seeking financial advisory services would be a consumer of a financial institution, even if the investor does not enter into an advisory contract with the financial institution.

Customer - a consumer who has a continuing relationship with a financial institution under which the financial institution provides a financial product or service that is to be used by the consumer primarily for personal, family, or household purposes.

Financial Institution - any institution the business of which is engaging in activities that are financial in nature. Entities include banks, broker-dealers, investment companies, and SEC registered investment advisers.

Personally Identifiable Financial Information - information that a consumer provides a financial institution in order to obtain a financial product or service, information resulting from any transaction between the consumer and a financial institution involving a financial product or service, and information about a consumer that a financial institution otherwise obtains in connection with providing a financial product or service to the consumer. This may include information that may not generally be considered financial such as name, address, social security number, telephone number and email address.

Note: Trusts are exempt from privacy regulation since the trust itself is the entity that obtains the financial service and Regulation S-P does not apply because the trust is not a natural person. In addition, all institutional clients are exempt from privacy regulation since they also are not natural persons.

NOTICES

Initial Privacy Notice
Customers - WEDGE must provide to their customers a clear and conspicuous notice that accurately reflects the firm's privacy policies.

Consumers - With respect to consumers, a firm is not required to provide an initial notice if they do not disclose any personal information about the consumer to any nonaffiliated third party.


If WEDGE decides to disclose such information, it must first provide the consumer with:
     o    an initial notice of the firm's intent to do so
     o a reasonable opportunity for the consumer to opt out of the disclosure, and
     o    access to the firm's privacy policies

Timing - WEDGE must provide the initial privacy notice no later than when WEDGE establishes the relationship with the customer. WEDGE establishes a customer relationship with a consumer when the consumer signs the contract for investment advisory services.

It is anticipated that the initial notice will be provided to customers at the same time the brochure (ADV-II) is provided.

Exceptions for Subsequent Delivery of Notice - WEDGE may deliver the initial privacy notice within a reasonable time after a relationship has been established if:
     o establishing the customer relationship is not at the customer's election
     o providing notice not later than when a customer relationship is established would substantially delay the customer's transaction and the customer agrees to receive the notice at a later time, or
     o a nonaffiliated broker-dealer or investment adviser establishes a customer relationship between WEDGE and a consumer without WEDGE's prior knowledge (ex. a wrap account where the client has a written contract with the wrap sponsor but not with WEDGE).

Annual Privacy Notice to Customers

WEDGE must provide a clear and conspicuous notice to customers that accurately reflects its privacy policies and practices not less than annually during the continuation of the customer relationship. Annually means at least once in any period of 12 consecutive months during which the relationship exists. A firm may determine the 12 consecutive month period but must apply it to the customer on a consistent basis.

WEDGE anticipates providing the annual privacy notice to customers within 45 days of each calendar year end.

Information Required in Privacy Notice
WEDGE's initial, annual, and revised privacy policy notices must include each of the following items of information:
     o The categories of personal information collected o The categories of personal information disclosed
     o The categories of affiliated and nonaffiliated third parties to whom personal information may be disclosed
     o Policies with respect to disclosure of information relating to former customers
     o The categories of personal information disclosed to service providers and parties engaged in direct marketing
     o An explanation of the consumers right to opt out of the disclosure of personal information to nonaffiliated third parties
     o Certain disclosures made under the Fair Credit Reporting Act o Policies with respect to protecting the confidentiality and security of personal information

Note: WEDGE is not obligated to provide more than one notice to joint accountholders. A single notice provided initially and annually thereafter, will suffice.

Please see Attachment I for WEDGE Capital Management's Privacy Notice to be provided at account inception and annually thereafter.

OPT OUT PROVISIONS

In addition to the notices previously described, Regulation S-P requires financial institutions that disclose personal information to nonaffiliated third parties to provide consumers an opt out notice and that it accurately explain the consumer's right to choose not to have their information disclosed to others. The rule also requires that firms provide consumers with a reasonable time to opt out and honor an opt out election as soon as practicable.

Opt Out Notice
The opt out notice must state 1) that the firm discloses or reserves the right to disclose personal information about the consumer to a nonaffiliated third party, 2) that the consumer has the right to opt out of that disclosure, and 3) a reasonable means by which the consumer may exercise the opt out right (ex. designate a check-off box in a prominent position on the opt out form; include a reply form with the opt out notice).

Duration of Opt Out Direction
A consumer's direction to opt out under this section is effective until the consumer revokes it in writing.

Note: Section 248-14 of Regulation S-P provides exceptions to the opt out requirements. Financial institutions who share personal information in connection with
     (1) servicing or processing financial products or services requested by the consumer, or
     (2) maintaining or servicing a customer account, and do not share this information for any other reason, are excepted from the opt out requirements.

DELIVERY OF NOTICES

WEDGE must provide all privacy and opt out notices required by Regulation S-P such that each consumer can reasonably be expected to receive the actual notice in writing or, if the customer agrees, electronically. Reasonable delivery consists of the following:
     o Hand deliver a printed copy of the notice to the consumer o Mail a printed copy of the notice to the last known address of the consumer
     o For the consumer who conducts transactions electronically, post the notice on the firm's web site and require the consumer to acknowledge receipt of the notice as a necessary step to obtain a particular financial product or service (For annual notices only, the customer need not acknowledge receipt of the notice if WEDGE continuously posts a current notice of its privacy policies and practices in a clear and conspicuous manner on its web site and the customer has agreed to accept notices at the site.)

Note: WEDGE may not reasonably expect that a consumer will receive actual notice of its privacy policies and practices if it posts the notice on its web site or if it sends the notice via electronic mail to a consumer who does not request to receive the notice electronically.

DISCLOSURE GUIDANCE

Personal Information is Disclosed
If WEDGE chooses to disclose personal information about a consumer to a nonaffiliated third party, it must:
     o Provide an initial notice to the consumer as previously discussed o Provide the consumer with an opt out notice o Allow the consumer a reasonable opportunity to opt out of the disclosure (30 days) before the information is disclosed o Provide annual privacy notices to all consumers, and annual opt out notices to those who have not elected to opt out.

Personal Information is not Disclosed
Limited disclosures are required from those firms who do not share personal information with others, and who:
     o    do not have an affiliate;
     o only disclose personal information to nonaffiliated third parties in accordance with an exception under section 248-14 such as in connection with servicing or processing a financial product or service requested or authorized by the consumer, or maintaining or servicing a customer account; and
     o do not reserve the right to disclose personal information to nonaffiliated third parties (except under section 248-14).

These firms are only required to provide initial and annual privacy notices to their customers. Since information is not shared, initial and opt out notices are not required to be provided to consumers and opt out notices do not need to be provided annually to customers.

Since WEDGE discloses personal information to nonaffiliated third parties only as authorized under an exception, its only responsibilities are to provide initial and annual privacy notices to each of its customers. Opt out notices or opt out rights do not need to be provided to WEDGE's customers.

THIRD PARTY CONTRACTS

In order for WEDGE to provide investment management services to its customers, it must disclose personal information in very limited instances with companies that perform services on its behalf (such as its technology consultants). To do so, this fact must be disclosed in the initial and annual notices to customers (see Attachment I for disclosure of this fact in the initial and annual privacy notice). In addition, all existing and future contracts with third parties with whom the financial information of customers will be shared must include the following or similar language:

"While performing the services outlined in this agreement, you may become privy to the personal information of WEDGE Capital Management's customers. This information shall be treated as confidential and shall not be disclosed to third parties except as required by law."

PARTNER AND EMPLOYEE PRIVACY

WEDGE collects various personal information on its partners and employees including, but not limited to social security numbers, personal phone numbers, address history, and investment account information. The personal information of current and former partners and employees of WEDGE is covered by this Policy such that all personal information is to be treated as confidential and if appropriate disposed of properly. Receipt of this Policy serves as notice for partners and employees.


COMPLIANCE DATE

Notices
All financial institutions must provide initial notices of their privacy policies and procedures to each of their existing customers no later than July 1, 2001.

Third Party Contracts
     o All third party contracts must include language requiring the third party to maintain the confidentiality of customer information. If the contract is for services involving the disposal or destruction of customer information, it must contain language regarding the proper destruction of such documents. For contracts in existence prior to July 1, 2005, WEDGE has until July 1, 2006 to ensure that the contracts are in compliance with the Disposal of Consumer Report Information rule.

INTERNAL CONTROL PROCEDURES

To comply with Regulation S-P, WEDGE will implement the following safeguards to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of customer records and information, and protect against unauthorized access or use of customer records that could result in substantial harm or inconvenience to its customers.

Employees
     o All existing and new employees will be required to acknowledge and review the firm's privacy policy.
     o WEDGE will hold an annual employee education meeting to reacquaint its employees with the privacy policy.
     o Employees are not to give personal information to others via the telephone, e-mail, or any other written or oral means unless they have affirmatively identified the third party as either the client, a fiduciary representative of the client or a party that needs the information to complete a transaction for the client such as broker-dealers and custodians.

Physical Safeguards
     o All client files should be returned to the file cabinets at the end of each working day where they are to be re-filed. Under no circumstance are client files to be left in offices or on top of file cabinets overnight.
     o Side entrance doors are to remain locked at all times and the main entrance doors are to remain locked except during business hours.
     o Visitors to WEDGE should be accompanied by a WEDGE employee at all times and should not be given access to customer records and information.
     o All documents containing personal information of WEDGE's customers, that are to be disposed of, should be shredded or destroyed in some other way so that the information is not readable or able to be reconstructed.

Electronic Safeguards
     o    All personal computers with access to the portfolio accounting system
          (i) must require a password to gain access to the system and (ii) must be logged off the system at the close of business each day.
     o    Access to the system will not be available to any users after 7:00
          P.M.
     o Remote access to the firm's network and portfolio accounting system will only be available with adequate security which may include the use of virtual private networks (VPNs) and secure tokens for access.
     o WEDGE will not collect or disburse personal information including client account information through the firm's website.
     o Disposal of any electronic data (obsolete hard drives, diskettes, tapes, CDs, DVDs or other electronic media) should be handled such that the information is not readable or able to be reconstructed.

Miscellaneous Safeguards
     o All contracts must be reviewed by the firm's compliance officer to ensure compliance with Regulation S-P.
     o All physical, electronic, and other safeguards applied to existing customer's information will be equally applied to the information of past customers as well as partners and employees of the firm.
     o An annual review of the firm's privacy policy and practices will be performed to ensure the policy is adequate, that practices are in compliance with Regulation S-P, and any new potential hazards are identified.
     o The firm's compliance officer will be responsible for the maintenance and review of the firm's privacy policy and will report any violations, shortfalls, and recommended amendments to the firm's Management Committee.
     o The Management Committee will be responsible for approving the initial Privacy Policy, future amendments, and actions taken in response to privacy violations.

Attachment I
[FIRM LETTERHEAD]

                            CLIENT PRIVACY STATEMENT


GUIDING PRINCIPLES

The relationship between WEDGE Capital Management L.L.P. and our clients is the most important asset of our firm. We strive to maintain your trust and confidence, an essential element of which is our commitment to protect your personal information to the best of our ability. We believe that all of our clients value their privacy, so we will not disclose your personal information to anyone unless it is a) required by law; b) at your direction; or c) is necessary to provide you with our services. We have not sold and will not sell your personal information to anyone.


THE PERSONAL INFORMATION THAT WE COLLECT, MAINTAIN, AND COMMUNICATE

WEDGE Capital Management L.L.P. collects and maintains your personal information so we can provide investment management services to you. The types and categories of information we collect and maintain about you include:
     o Information we receive from you to open an account or provide investment advice to you (such as your home address, telephone number, and financial information);
     o Information that we generate to service your account (such as trade tickets and account statements); and
     o Information that we may receive from third parties with respect to your account (such as trade confirmations from brokerage firms and account statements from your custodian).

In order for us to provide investment management services to you, we must disclose your personal information in very limited instances, which include:
     o    Disclosure to companies - subject to strict confidentiality agreements
          - that perform services on our behalf (such as our technology consultants who assist us in maintaining our computer systems); and
     o Disclosures to companies as permitted by law, including those necessary to service your account (such as providing account information to brokers and custodians).


HOW WE PROTECT YOUR PERSONAL INFORMATION

To fulfill our privacy commitment at WEDGE Capital Management L.L.P., we have instituted firm-wide practices to safeguard the information that we maintain about you. These include:
     o Adopting policies and procedures that put in place physical, electronic, and other safeguards to keep your personal information safe.
     o Educating and training employees to be knowledgeable of the firm's privacy practices.
     o Requiring third parties that perform services for us to agree by contract to keep your information strictly confidential.
     o Protecting information about our former clients to the same extent as our current clients.